RumbleOn

Oct 26, 2018






RumbleOn
RumbleOn

LETTER TO SHAREHOLDERS

Q3 • 2018

DEAR SHAREHOLDERS,

We are excited to announce that we entered into definitive agreements to acquire Wholesale Inc. and its related logistics company, Wholesale Express, LLC (together "Wholesale"). We believe this will be a transformational event for RumbleOn that provides a rapid and accretive entrance into adjacent vehicle markets, representing a meaningful step forward for the Company and its shareholders. As is outlined in our press release, we also priced approximately $21.5 million in a private placement to fund the cash portion of the acquisition and strengthen our capital structure. In addition to the private placement, we received a $5.0 million financing commitment from an existing lender. During Q3 RumbleOn continued to execute against our plan to achieve rapid unit and revenue growth, while simultaneously improving unit economics and strengthening our capital structure. Given the timing of the acquisition and financing, we also felt it was important to share our preliminary third quarter results with investors.

We have become the preeminent online destination to buy and sell used motorcycles and powersport vehicles in a transparent, seamless transaction and we have amassed valuable partnerships around the country to support our growth strategy. The strategic acquisition of Wholesale will accelerate our mission to transform the way pre-owned vehicles are bought and sold. For the six months ended June 30, 2018, Wholesale Inc. and Wholesale Express, LLC generated $328.6 million in revenue and $2.0 million in Net Income. With annual unit sales of more than 20,000 units and average inventory of more than 2,000 units, Wholesale will provide RumbleOn an immediate and accretive method of accessing the 44 million annual unit sales pre-owned car and truck business.

Wholesale is a logical extension of our business model and is perfectly aligned with the expansion plans that we have previously communicated. Our four primary objectives that we believe will drive our long-term success remain unchanged: ***grow revenue and vehicle unit sales; increase total profit and margin per vehicle; achieve operating leverage; strengthen our capital structure.***


RumbleOn

PRELIMINARY Q3 2018 RESULTS SUMMARY[1]

These preliminary operating results are not a comprehensive statement of financial results for the three months ended September 30, 2018 and should not be viewed as a substitute for full consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. Complete financial results will be provided in RumbleOn's Form 10Q which will be filed with the SEC on or before November 14, 2018.

All comparisons stated below are versus Q2 2018, unless otherwise noted.

» *Total vehicle unit sales increased to 2,875, up from 2,013 representing a 43% increase and unit sales to consumers was up 83%. Unit sales grew more than 7x in the 9 months from January to September 2018.*

» *Total revenue was $19.3 million, up from $13.9 million representing a 38% increase.*

» *Gross sales margin per unit was 15.8%, up from 14.7%, a 90-basis point improvement.*

» *Total gross profit was $2.0 million up from $1.3 million representing a 59% increase.*

» *Gross margin per unit was 12.0%, up from to 11.2%, an 80-basis point improvement.*

» *Net loss was $6.8 million, compared to $4.7 million.*

» *$0.46 loss per share based on 14,920,693 basic and fully diluted Class B shares, versus $0.36 loss per share based on 13,006,893 basic and fully diluted Class B shares.*

» *EBITDA was $2.5 million.*

» *Average selling price was $6,788 down from $7,113.*

» *As of September 30, 2018, we had $12.8 million in cash and equivalents.*

» *Cash Offers surpassed 50,000 in the quarter, bringing total Cash Offers since the program's inception in June 2017 to more than 100,000. Cash offers grew from 40 per day in January of 2018 to over 700 per day in September 2018.*

Full Year 2018 Outlook:

» *Revenue in the range of approximately $70 to $85 million.*

» *Unit sales in the range of 9,000 to 11,000.*

» *Gross margin per unit in the range of 11% to 13%.*

I can not recommend them any more highly. If you want a quality bike, with a quality and thorough mechanical assessment, this is the company for you.

★★★★★

Matt S.
Phoenix, AZ

STRATEGIC ACQUISITIONS OF WHOLESALE INC. AND WHOLESALE EXPRESS, LLC

Powered By RumbleOn

Wholesale Inc.

Wholesale Express

Wholesale Inc. has been in business for over 27 years and is one of the largest independent distributors of pre-owned vehicles in the United States and Wholesale Express, LLC is its related logistics company. Wholesale Inc. buys and sells approximately 2,000 cars per month to dealers and consumers nationwide, with a historical five-year compounded growth in unit sales is in excess of 15%. Consistent with RumbleOn's strategy, Wholesale offers these cars and trucks to consumers for a limited time at the same time as making them available to dealers. Wholesale Inc. has grown into a well-respected brand and has an outstanding regional distribution platform that can be replicated to a national footprint. In 2018, Wholesale Inc. is expected to sell more than 21,000 vehicles and Wholesale Express, LLC is expected to transport more than 70,000 vehicles.

Under the terms of the agreement, which have been unanimously approved by each company, RumbleOn will purchase Wholesale for $23.0 million, consisting of $16.0 million of cash and the remaining balance in RumbleOn Class B shares, with the aggregate consideration and number of shares issued subject to adjustment based on the stock price of the RumbleOn Class B Common Stock at closing. The acquisitions of the Wholesale entities are subject to customary closing conditions including the completion of the private placement described further below, and are expected to close on Monday, October 29, 2018.

Marshall Chesrown RumbleOn's founder and CEO, will be CEO of the new combined company, which will retain the RumbleOn name and ticker symbol RMBL. Wholesale's management team and full staff will join RumbleOn and continue operations under the Wholesale brand, which will be co-branded with RumbleOn. We will begin combining our operations immediately and will roll out processes and integrations over the next several quarters.



Total Addressable Market & Competitive Positioning

Consistent with the motorcycles and powersports, the pre-owned vehicle market is immense, highly fragmented and inefficient.

Our plan has always been to expand into adjacent markets and the acquisition not only provides a rapid and profitable entrance into the 44 million annual unit sales automobile market, but also an enhancement of the RumbleOn consumer offering. The combination of the millions of current visitors already familiar with our powersports programs and Wholesale's prominent brand and reputation creates an incredible opportunity.

RumbleOn provides consumers and dealers instant cash offers for vehicles and guarantees fast payment and free pick up. Through its acquisition of Wholesale, RumbleOn will create a distinct barrier to entry by becoming the most diverse supplier of all vehicle types to the overall vehicle marketplace. RumbleOn will have a unique and meaningful point of differentiation from all other vehicle distributors by being the only nationwide online provider that allows for the buying, selling, trading, financing and listing of any vehicle across all segments by creating easy liquidity for any vehicle for both consumers and dealers.

It's clear that consumers are more comfortable buying and selling vehicles sight-unseen than ever before. Our rapid growth over the past year demonstrates the consumer appeal of our offering, the efficiency and power of our business model and the opportunity we have in front of us as we expand to cars and trucks.


Motorcycles*
$81.9 bn
Rest of Powersports**
$26.5 bn
All Powersports
$108.4 bn
RV's
$17 bn
Boats
$3.6 bn
Cars & Trucks
$766.3 bn

Strategic Rationale

RumbleOn has a disruptive strategy with compelling economics, underpinned by a powerful technology platform and led by a highly experienced management team of industry veterans.

RumbleOn's focus has been on motorcycles and other powersports but our platform and processes were designed to accommodate any vehicle with a VIN, providing us an incredible opportunity to quickly and easily expand to adjacent vehicle sectors as we identify new opportunities. The RumbleOn platform is optimized for categories dominated by inefficient peer-to-peer transactions with an established dealer auction network, which enables us to minimize inventory risk. These are typically high margin markets with significant friction in the traditional redistribution channels.

We are building a supply chain solution that will span all pre-owned vehicle segments. We built RumbleOn around inventory acquisitions and optimize our business through a completely agnostic distribution model. We believe that controlling the inventory at the source will prove to be a winning proposition in the supply of vehicles for consumers and dealers. Wholesale accelerates our plan to enter the huge automobile marketplace and allows us to do it with meaningful size and scale, and without the significant start-up costs typically associated with new market entries. Multiple sales channels allow us to maximize revenue by selling wherever the opportunity exists, based on customer demand, market conditions or inventory availability, at any given time. RumbleOn will be the dominant marketplace in online acquisition of vehicles direct from consumers and dealers while continuing its agnostic distribution approach of rapid turns of vehicle supply.

We will integrate our powerful technology with Wholesale, enabling us to acquire cars and trucks direct from consumers and creating liquidity, while maintaining our capital-light and agnostic distribution model that underpins RumbleOn today.


ACQUISITION
CONSUMERS
DEALERS
DISTRIBUTION
CONSUMERS
DEALERS
AGNOSTIC SUPPLY CHAIN SOLUTION

Multiple sales channels allow us to maximize revenue by selling to the channel where opportunity based on customer demand, market conditions, or inventory availability is the greatest at any given time.

This new source of inventory will provide incremental volume and improved gross margins to the current Wholesale distribution platform. Further, RumbleOn will market the current Wholesale inventory on RumbleOn.com, to provide the same friction-free transaction RumbleOn currently offers to motorcycle and powersports consumers and dealers.

The Wholesale model has scaled over several years with an acquisition strategy that focuses primarily on acquiring inventory direct from dealers and auctions with a small portion from consumers direct or on trade. Overlaying the RumbleOn proprietary software to Wholesale's current manual operations will provide new growth opportunities and enhance operating metrics. We believe that our cash offer tool, combined with our inventory management software, processes and guidelines will improve inventory turns, reduce mistakes and increase margins.

By capturing data on all opportunities on the RumbleOn database, our ability to have the right vehicle, at the right time, at the right price, is greatly enhanced.

Additionally, Wholesale Express, LLC has become a well-known brand for the movement of thousands of cars and trucks for dealers across the country. We intend to realize cost benefits by moving our logistics across powersports onto the Wholesale Express platform. RumbleOn will market under the Wholesale Inc. brand, independently as a separate channel and in parallel, taking advantage of two brands and capitalizing on the associated marketing leverage. RumbleOn has the potential to make a meaningful improvement to the overall retail channel by leveraging our 100% online model, and we believe this will produce pure incremental purchases and sales of highly desirable and profitable inventory for Wholesale Inc.



Pro-forma Discussion

We have included a reconciliation of the unaudited historical results on a pro-forma basis in the supplemental slide presentation that can be found on the investor relations section of our website. For the six months ended June 30, 2018, Wholesale Inc. and Wholesale Express, LLC generated $328.6 million in revenue and $2.0 million in Net Income. On an unaudited pro-forma basis, the combined company would have generated revenue of $350.6 million and net loss of $6.3 million for the same period.

We are providing preliminary full year 2019 guidance for the combined company. We look forward to providing financial and operational updates on the integration on subsequent quarterly calls.

For 2019 we anticipate that the combined company will generate revenue ranging from $900 million to $1.1 billion, with unit sales ranging from 50,000 to 60,000.

Private Placement

As you saw in the press release, RumbleOn announced the pricing of a private placement to certain institutional and other accredited investors of its Class B Common Stock at a purchase price of $7.10 per share. The gross proceeds to the Company will be approximately $21.5 million. RumbleOn expects to use the proceeds from the private placement to acquire the Wholesale entities and for working capital. The private placement is fully subscribed and is expected to close on Monday, October 29, 2018, subject to customary closing conditions. In addition to the private placement, RumbleOn received a $5.0 million finance commitment.

> I tried CycleTrader and eBay for a stronger price but prefer the peace of mind and reduced risk to offload the bike without the worry of filtering through non-serious offers, arranging test rides, delivery, etc.
>
> ★★★★★
>
> **John S.**
> Colorado

OPERATIONAL HIGHLIGHTS AND PRIORITIES

RumbleOn is laser-focused on technology and innovation and we are proud of the accomplishments we achieved so far this year. We believe that we have an immense opportunity to capitalize on the product enhancements and expansion initiatives that we launched in Q3 and many that are still in front of us. Our mission is to disrupt the way consumers buy and sell all pre-owned vehicles and we believe we are well-positioned to achieve long-term success and tremendous scale.


CASH OFFERS
DEALER DIRECT
WEBSITE & APPLICATION
RumbleOn CLASSIFIEDS

Cash Offers

An important driver of the RumbleOn business plan is inventory acquisition through an increase in more cash offers. We expect to continue to grow our cash offers in Q4 and beyond as we work through the integration with Wholesale and extend our liquidity offer into the car and truck markets.

As of September 30, 2018, we have provided more than 100,000 cash offers since we started making these offers in June of 2017. Cash offers provide a low-cost vehicle acquisition source while providing liquidity to our customers—both consumers and dealers—and serves as a competitive advantage for RumbleOn. We exceeded our previous expectations and made over 50,000 cash offers in the third quarter of 2018, almost double the 29,000 cash offers made during Q2 and over 12x of Q1.

The tremendous growth we have seen with our 100-percent-online cash offer process validates our vision of creating easy liquidity where liquidity does not exist easily today. What consumers really want is an experience that removes risk, emphasizes efficiency and fosters trust between the buyer and seller. We are thrilled that the consumer acceptance of our cash offer process has reached this huge milestone in such a short time and way ahead of plan. Through cash offers, we are able to optimize our inventory to meet demand and believe that our inventory mix, and competitive pricing will drive acceleration across all vehicle types. We believe that our cash offer tool will prove to be just as effective of a tool for vehicle acquisition in the car and truck market as we integrate with Wholesale and execute on our plan to enter the RV and Boat segments in 2019. We expect that many of the customers who did not accept our cash offer still have their vehicle and will be perfect candidates to target as we launch our consumer only listing platform later this year, RumbleOn Classifieds.

Q4 2017–Q3 2018 CASH OFFERS BY QUARTER


60K
50K
40K
30K
20K
10K
0
4,057
12,420
29,430
51,446
Q4 - 2017
Q1 - 2018
Q2 - 2018
Q3 - 2018

Source: Internal CRM and Management Tool

AVERAGE MONTHLY UNIQUE USERS


800K
700K
600K
500K
400K
300K
200K
100K
0
40,438
309,650
457,922
491,371
804,532
Q3 - 2017
Q4 - 2017
Q1 - 2018
Q2 - 2018
Q3 - 2018

*Source: Google Analytics**

**Unique users reported by Google Analytics, but does not take into account devices owned by the same user with different IP Addresses.*

RumbleOn Dealer Direct

We recently launched our "Dealer Direct" dealer acquisition platform which was created to make powersport vehicles available to dealers in an online platform every day of the week. The community of powersports dealers participate in a live sale auction system once a month regionally and cars and truck dealers participate in a live sale auction weekly in most markets. This is highly inefficient and limits access to inventory for sale other than on auction day. The RumbleOn Dealer Direct platform allows dealers to use our web or mobile applications to view, bid, and buy inventory when and where they want—not just on auction day. RumbleOn has created a true virtual inventory to accommodate daily needs and desires for our dealer customers, thus creating incremental sales for its dealers.

Our software accommodates all mobile platforms, allows dealers to search, sort, and organize their favorite vehicles, features both "Buy It Now" and live-auction functionality, and includes a multitude of real-time notifications focused on alerting buyers when they are outbid or purchase a vehicle. More importantly, this enables us to make all of our inventory available on the Dealer Direct platform, simultaneous to making our inventory available to consumers, providing dealers a nearly unlimited supply of "virtual" inventory that they can offer their customers with confidence.



RumbleOn Website and Application Enhancements

We launched new versions of the RumbleOn Website and our mobile apps in August that include significant product enhancements, including the delivery of cash offers and inventory pricing, to both the consumer experience and back-end functionality. Our online platform is designed to work with any vehicle that has a VIN, enabling us to seamlessly migrate Wholesale's inventory onto our online platform.

The simplified, mobile-first platform allows users to easily switch between social-focused tasks like finding nearby hangouts, to a consumer-centric list of recommended motorcycles to buy. With these new platform developments, consumers will have a faster, safer and easier buying and selling experience, along with access to easily-digestible and shareable content which we expect will create brand loyalty over time.

We are committed to maintaining a sharp technology platform for consumers and dealers to quickly and easily access our powerful tools every time they interact with RumbleOn. We plan to leverage our compelling technology and will continue to design product enhancements with our customers in mind as we integrate RumbleOn and Wholesale.


RumbleOn
The RumbleOn Marketplace
BUY
SELL
TRADE
FINANCE
RMBL
GET A CASH OFFER ON YOUR VEHICLE
Enter Your VIN Number
Frequently Asked Questions

RumbleOn Classifieds

We continue to expect to launch RumbleOnClassifieds.com before year-end. Our classifieds site is a consumer only listing site that will allow vehicle owners who do not accept the RumbleOn Cash Offer to alternatively buy sell and trade efficiently with other consumers in the peer-to-peer extension of our marketplace. RumbleOn Classifieds will be the first of its kind in the vehicle marketplace and Wholesale will bring pre-owned cars and trucks to the platform. In contrast to sites like Craigslist, Classifieds allows us to create a completely automated and trustworthy process for consumers while simultaneously helping more individuals liquidate their assets and is the only listing site that is accompanied by a cash offer, which will remain an alternative for our customers through-out the process.

By making it a consumer only site, RumbleOn will be able to provide a level of transparency and data never offered to consumers before, while harboring the platform's ease of use, safety and efficiency. To further enhance the experience, RumbleOn can handle any third-party integrations for shipping, financing, warranties, insurance quotes, third-party inspections, and other services which will be fee-based and will create other revenue opportunities.

Classifieds will also allow RumbleOn to participate in more transactions with consumers, and we will be standing by to provide instant liquidity in the form of cash offers at any time the seller so chooses. We believe this will allow us to buy more inventory from unsuccessful listings and keep consumers in the RumbleOn network through the entire selling process. We believe that listing and referral fees will drive significant low cost, high return reoccurring revenue to the RumbleOn overall marketplace.

RumbleOn Classifieds


RumbleOn Price Guide
MSRP
$44,444
Low Retail
$44,444
Retail
$44,444
Market Value:
$14,750
What do the pricing terms mean?
Classifieds
List Your Vehicle With RumbleOn Classifieds



> Rumble On made the entire deal easy as can be. Their offer for my motorcycle was fair and the entire process is so well thought out !
>
> ★★★★★
>
> **Tim V.**
> Bedford, KY

SUMMARY

What consumers really want is an experience that removes risk, emphasizes efficiency, and fosters trust for buyers and sellers—and that is true for all pre-owned vehicle transactions, whether it's a Harley Davidson, a Triumph Bonneville, or an Audi Allroad. We couldn't be more excited to welcome the Wholesale team and its powerful brand to RumbleOn and look forward benefiting from synergies that will propel the combined company into new markets and expand our entrance points throughout the supply chain, while leveraging completely agnostic distribution around the world. We look forward to updating our stakeholders on the progress we are making on future earnings calls.

We're ready to RumbleOn.

Sincerely,

Marshall Chesrown,
Chairman and Chief Executive Officer

APPENDIX

Conference Call Details

RumbleOn will host a conference call today, October 26, 2018, at 10:00 a.m. ET to discuss the acquisition agreement, financing and preliminary results. A live and archived audio webcast of the conference call along with a supplemental slide presentation will be accessible on the company's website at https://investors.rumbleon.com. To participate in the live call, analysts and investors should dial (877) 273-6127, or (647) 689-5394 outside of the U.S. Management will be available for follow-up calls with analysts and investors.

Footnotes

[1] The preliminary financial data included below has been prepared by, and is the responsibility of, RumbleOn's management. RumbleOn's independent auditors have not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. These preliminary operating results are not a comprehensive statement of financial results for the three months ended September 30, 2018 and should not be viewed as a substitute for full consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. Audited financial results will be provided in RumbleOn's Form 10Q which will be filed with the SEC on or before November 14, 2018.

Forward-Looking Statements

This letter contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements related to the closings of the Wholesale acquisitions and the closing of the private placement. Also, these forward-looking statements reflect RumbleOn's current expectations, projections and guidance with respect to its financial condition, results of operations, plans, and objectives. The inclusion of projections and guidance in this letter should not be regarded as an indication that RumbleOn considered, or now considers, them to be a reliable prediction of future results. RumbleOn cautions that these statements, projections and guidance are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this letter. Such factors include the "Risk Factors" set forth in RumbleOn's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to RumbleOn on the date of this letter and RumbleOn assumes no obligation to update such statements, except as required by law.

Investor Relations Contact Information

investors@rumbleon.com

RumbleOn, Inc.
Preliminary Condensed Consolidated Statements of Operations
(Unaudited)

	Three-months Ended September 30,		Nine-months Ended September 30,	
	2018	2017	2018	2017
Revenue:				
Pre-owned vehicle sales	$ 18,975,968	$ 3,544,372	$ 40,821,764	$ 3,626,312
Other sales and revenue	279,054	161,770	427,997	235,241
Total Revenue	19,255,022	3,706,142	41,249,761	3,861,553
Cost of revenue	17,248,594	3,478,124	37,419,598	3,627,455
Gross profit	2,006,428	228,018	3,830,163	(234,098)
Selling, general and administrative	8,262,381	2,326,043	17,688,382	4,690,216
Depreciation and amortization	247,667	129,277	671,264	302,697
Operating loss	(6,503,620)	(2,227,302)	(14,529,483)	(4,758,815)
Interest expense	333,448	90,201	657,789	373,808
Net loss before provision for income taxes	(6,837,068)	(2,317,503)	(15,187,272)	(5,132,623
Benefit for income taxes	-	-	-	-
Net loss	$ (6,837,068)	$ (2,317,503)	$ (15,187,272)	$ (5,132,623)
Weighted average number of common shares outstanding - basic and fully diluted	14,920,693	10,018,541	13,626,006	9,105,429
Net loss per share - basic and fully diluted	$ (0.46)	$ (0.23)	$ (1.11)	$ (0.56)

BOARD OF DIRECTORS



Marshall Chesrown
Chairman of the Board and Founder
Co-Founder and COO of Vroom, Inc; SVP of Retail Operations for AutoNation; President – Chesrown Automotive Group.



Steven R. Berrard
Founder
CEO and Board Member of multiple public and private companies, including AutoNation, Blockbuster, Viacom, and Jamba.



Denmar Dixon
Managing Partner, Blue Flame Capital, LLC
CEO & Vice-Chairman of the Board, Walter Investment; Twenty plus years in Investment Banking, including Global Head of Basic Industries with Banc of America Securities.



Richard A. Gray Jr.
President, Gray & Co. Realtors, Inc.
Commercial real estate investment, development and management; fund raising for technology companies, and land brokerage.



Kartik Kakarala
CEO – Halcyon Technologies Inc.
Founder of multiple automotive and vehicle software companies providing inventory management, financing, and other solutions.



Kevin Westfall
Independent Consultant
Co-Founder and CEO of Vroom, Inc.; SVP of Sales and Finance at AutoNation; Founder and President BMW Financial Services.

**Italics represent prior experience.*






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